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Rise Gold Appoints Lawrence Lepard to Board of Directors

August 22, 2019 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (the “Company”) announces that Mr. Lawrence Lepard has been appointed as a director of the Company.

Mr. Lepard runs Equity Management Associates, LLC, an investment partnership which has focused on investing in precious metals since 2008.

Prior to EMA, Mr. Lepard spent 25 years as a professional investor and venture capitalist.  From 1991 to 2004 he was one of two Managing Partners at Geocapital Partners in New Jersey which managed six venture capital partnerships, the last of which was $250 million. Geocapital was very active in technology, software and computer investing and invested heavily in the internet starting in 1993.  Geocapital was the lead investor in Netcom, Inc., the first internet service provider to complete an IPO in 1996.  Prior to Geocapital Mr. Lepard spent 7 years as a General Partner at Summit Partners in Boston, MA.  Summit is a large venture capital and private equity firm.  He was employee number 4, joining 1 year after Summit was launched.  Mr. Lepard holds an MBA with Academic Distinction from Harvard Business School and a BA in Economics from Colgate University.

The Company announces the grant of 7,512,840 stock options to employees and directors of the Company pursuant to the terms of the Company’s Stock Option Plan. The options are exercisable at C$0.07 per share for a period of five (5) years and expire on August 22, 2024.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is a past-producing gold mine with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on www.sedar.com. Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.